EXHIBIT 99.1

NEWS RELEASE	October 6, 2006
Information, contact:
Kirk Whorf
Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com
Or, Larry D. Barbour, President and CEO
919-787-9696

NORTH STATE BANCORP REPORTS RECORD EARNINGS

FOR THIRD QUARTER 2006

Raleigh, NC. . .. North State Bancorp (the “Company” – OTC: NSBC) reported net income of $870,000 or $.18 per diluted share for the third quarter of 2006, compared to net income of $717,000 or $.15 per diluted share for the third quarter of 2005, an increase of 21.3%.

Total deposits at September 30, 2006 were $396.8 million and total loans were $327.3 million, compared to total deposits of $334.9 million and total loans of $273.7 million reported as of September 30, 2005, increases of 18.5% and 19.6%, respectively. Total assets for North State Bancorp as of September 30, 2006 were $444.2 million, compared to $373.3 million at September 30, 2005, an increase of 19.0%.

“We continue to be pleased with our growth in core deposits, especially with the noninterest -bearing category,” said Larry D. Barbour, president and CEO. “While there is pressure on our net interest margin, growing core deposits is the best way to protect and improve our net interest margin. Noninterest-bearing deposits make up approximately 25% of total average deposits at North State Bank.

“As we remain focused on future growth, we are confident that alert and intelligent strategic thinking, guided by a reliable risk management process will enable North State Bank to leverage itself in Wake and New Hanover Counties where we are striving to become a high performing bank known as the bank of choice for our chosen niche of customers, including professional firms, professionals, churches, property management companies, high net worth individuals and nonprofit organizations.”

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Founded in 2000, North State is a full-service community bank, serving Wake County and New Hanover County through six offices: the headquarters and full-service office in Raleigh at North Hills on Six Forks Road, full-service offices on Falls of Neuse Road in Raleigh, Blue Ridge Road in West Raleigh, New Falls of Neuse Road in the Wake Forest area and Highway 70 West in Garner, as well as the loan production office at Lumina Station shopping center in Wilmington.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in interest rates, our ability to manage growth, substantial changes in financial markets, regulatory changes, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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